Exhibit 4.8

FOURTH AMENDMENT TO

MANAGEMENT SERVICES AGREEMENT

Between

SBC INTERNATIONAL MANAGEMENT SERVICES, INC.

A corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, hereinafter “SBCI-MSI”, with Permanent Establishment in Mexico. Establishment in the terms provided in the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cuauhtémoc 06599 Mexico, D. F.

and

AMÉRICA MÓVIL S.A. DE C.V.

A corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F., hereinafter “AMÉRICA MÓVIL”.

The FOURTH AMENDMENT TO MANAGEMENT SERVICES AGREEMENT, is made as of Jan 31, 2005 (this “Amendment”), between SBC INTERNATIONAL MANAGEMENT SERVICES, INC., a corporation duly organized under the laws of the State of Delaware, United States of America, with headquarters in Wilmington, Delaware, USA, with Permanent Establishment in the United Mexican States under the Income Tax Law with address at Parque Via 190-12th floor, Colonia Cauahtémoc 06599 Mexico. D F (hereinafter “SBCI-MSI”) and AMÉRICA MÓVIL S.A. DE C.V., a corporation duly organized under the laws of the United Mexican States, with its principal place of business in Mexico City, D.F. (hereinafter “AMÉRICA MÓVIL”).

WHEREAS, SBCI-MSI and AMERICA MÓVIL entered into that certain Management Services Agreement dated February 27, 2002 as amended by that certain First Amendment to Management Services Agreement dated as of January 1, 2003. Second Amendment in Management Services Agreement dated as of October 29, 2003 and Third Amendment to Management Services Agreement Dated as of January 1, 2004 (as amended, the “MSA”); and

WHEREAS, SBCI-MSI and AMÉRICA MÓVIL desire to amend to MSA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. In accordance with the terms of Clause FOURTH of the MSA, AMÉRICA MÓVIL shall pay SBCI-MSI ONE MILLION US DOLLARS (US$1,000,000.00) plus value added tax for the fourth year of the initial term of the MSA in compensation for services rendered by SBCI-MSI thereunder. AMÉRICA MÓVIL shall make this One Million US Dollar (US$1,000,000.00) payment to SBCI-MSI plus value added tax in a one-time payment on February

28, 2005 through wire transfer of immediately available funds payable in United States Dollars to a bank account designated by SBCI-MSI. Six months prior to the expiration of the MSA (which expiration is currently December 31, 2005 under Clause Six of the MSA) the parties shall begin consultations and use best efforts to agree on further services and the compensation to be paid SBCI-MSI for such services.

SECTION 2. This Amendment and the MSA hereby are each confirmed as being in full force and effect.

SECTION 3. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4. For interpretation and fulfillment of this Amendment, the parties expressly agree to submit to the laws of the territory and courts of Mexico City, D.F., waiving the application of any other law or jurisdiction of any court that might have jurisdiction over them by reason of their current or future address.

This agreement is entered in Mexico City, Federal District on the date first set forth above.

SBC INTERNATIONAL MANAGEMENT SERVICES INC.		AMÉRICA MÓVIL S.A. DE CV.

	/s/ Rick Resnick		/s/ Daniel Hajj Aboumrad
By:	Rick Resnick	By:	Daniel Hajj Aboumrad
	President SBCI – Mexico		Director General

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